Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-110259) and related Prospectus of Vishay Intertechnology, Inc. for the registration of $500,000,000 of 35/8% Convertible Subordinated Notes due 2023 and 23,496,250 shares of its common stock issuable upon conversion of $500,000,000 of 35/8% Convertible Subordinated Notes due 2023 and to the incorporation by reference therein of our report dated February 6, 2003, with respect to the consolidated financial statements of Vishay Intertechnology, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                       /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 19, 2004